Exhibit 99.1

EVERI REPORTS 2016 FOURTH QUARTER AND FULL YEAR RESULTS

Q4 Revenues of $217.5 Million, Net Loss of $217.3 Million (Inclusive of $205.9 Million of Non-Cash Charges) and Adjusted EBITDA of $49.4 Million

Provides Outlook for 2017 Financial and Operational Metrics

Including Revenue and Adjusted EBITDA Growth

Las Vegas, NV – March 14, 2017 – Everi Holdings Inc. (NYSE:EVRI) (“Everi” or the “Company”) today reported financial results for the fourth quarter and full year ended December 31, 2016.

Consolidated Full Quarter Comparative Results (unaudited)

	Three Months Ended	Three Months Ended
	December 31, 2016	December 31, 2015
	(in millions, except per share amounts)

Revenues	$217.5	$204.4

Operating loss (1)	$(140.0)	$(68.9)

Net loss (1) (2)	$(217.3)	$(86.6)

Net loss per diluted share (1) (2)	$(3.29)	$(1.31)

Diluted shares outstanding	66.1	66.0

Adjusted EBITDA (3)	$49.4	$45.9

(1)

Operating loss, net loss and net loss per diluted share included a non-cash $146.3 million goodwill impairment charge, $1.4 million for separation costs related to the Company’s former CEO, and $0.4 million for costs associated with the relocation of our Las Vegas games manufacturing operations for the three months ended December 31, 2016 and a non-cash $75.0 million goodwill impairment charge for the three months ended December 31, 2015.

(2)

Net loss and net loss per share for the three months ended December 31, 2016 included $59.6 million of non-cash tax expense related to a valuation allowance recorded on certain of the Company’s deferred tax assets relating to Net Operating Loss and Tax Credit carryforwards.

(3)	For a reconciliation of Adjusted EBITDA, see the Unaudited Reconciliation of Net Loss to EBITDA and Adjusted EBITDA and Adjusted EBITDA Margin provided at the end of this release.

Michael Rumbolz, President and Chief Executive Officer of Everi, commented, “Our 2016 fourth quarter results demonstrate the ongoing improvement we are achieving as we continue to successfully execute on our strategic priorities.  Since implementing a new set of operating initiatives early in 2016, we have continued to strengthen the foundation from which we can drive consistent operating performance momentum.

“In our Games segment, 2016 fourth quarter unit sales increased 43% compared to the prior-year period, which is our third consecutive quarter of year-over-year growth. Unit sales in the last nine months of 2016 grew 28% compared to the prior-year period.  After a challenging start to 2016, our year-end installed base was essentially in line with the 2015 year-end installed base despite the impact from the removal of 1,221 third-party Class III units in 2016.  In particular, the success of new Class II and Class III games on our Core HDX gaming cabinet, which accounted for approximately 61% of new unit sales in 2016, and consistent demand for our three-reel mechanical games, both helped drive the improvement in our Games segment over the last nine months of 2016.

“Our Payments segment continues to benefit from growth in our core cash access products and ongoing same store sales growth.  The 2016 fourth quarter was the ninth consecutive quarter our Payments segment generated year-over-year growth in same store transactions and cash to the floor and the third consecutive quarter of Adjusted EBITDA growth as compared to the prior-year quarter.  We continue to innovate across our Payments portfolio and further strengthen our industry-leading competitive position while seeking new ways to grow.  Our ability to offer a deep portfolio of integrated solutions that help deliver more cash to the floor for our customers, combined with newer offerings such as our suite of compliance solutions, has further established a pathway for continued growth for our Payments business.”

Mr. Rumbolz concluded, “Throughout the majority of 2016, we successfully implemented initiatives that have stabilized our business and strengthened our ability to generate consistent growth going forward.  We have significantly improved our efficiency, enhanced our game development processes to foster the creation of new content innovation, and are achieving initial efficiencies in our manufacturing process, while simultaneously increasing our discipline related to expense management.  We have entered 2017 with what we believe is our strongest and most diverse portfolio of gaming technology solutions.  Going forward, we expect to leverage our improved product offerings and continued focus on optimizing our cost structure to deliver both revenue and Adjusted EBITDA growth in 2017.”

Fourth Quarter 2016 Results Overview

Revenues for the fourth quarter of 2016 increased 6.4% to $217.5 million from $204.4 million in the fourth quarter of 2015.  Games and Payments segment revenues were $54.6 million and $162.9 million, respectively, for the fourth quarter of 2016.  The Company reported an operating loss of $140.0 million for the fourth quarter of 2016 compared to an operating loss of $68.9 million in the prior-year period.  The 2016 fourth quarter operating loss included a non-cash goodwill impairment charge of $146.3 million and the 2015 fourth quarter operating loss included a non-cash goodwill impairment charge of $75.0 million.

In connection with the annual goodwill impairment testing process completed in the fourth quarter of 2016, the Company determined that the carrying amount of its Games reporting unit exceeded the estimated fair value.  This conclusion was primarily based on the Company’s current analysis of the gaming industry, including the impact of ongoing capital expenditure constraints, consolidation and increased competition in the gaming manufacturing space, volatility in the stock market, and global and domestic economic uncertainty.  Based on these indicators, the Company revised its estimates and assumptions for the Games reporting unit, which resulted in the above noted non-cash goodwill impairment charge.  A similar analysis completed in the fourth quarter of 2015 resulted in the above noted non-cash goodwill impairment charge.  These amounts had no impact on the Company’s Adjusted EBITDA, cash flow or financial covenant compliance.

The Company recorded a loss before income tax of $164.7 million for the fourth quarter of 2016 compared to a loss before income tax of $93.9 million in the fourth quarter of 2015.  In the fourth quarter of 2016, the Company recorded a provision for income taxes of $52.6 million compared to an income tax benefit of $7.3 million in the fourth quarter of 2015.  The income tax provision in the fourth quarter of 2016 reflects $59.6 million of non-cash income tax expense primarily related to a valuation allowance on a portion of the Company’s deferred tax assets relating to Net Operating Loss and Tax Credit carryforwards.

Everi recorded a net loss of $217.3 million for the fourth quarter of 2016 compared to a net loss of $86.6 million for the prior-year period. Diluted loss per share was $3.29 for the fourth quarter of 2016 compared to a diluted loss per share of $1.31 for the prior-year period.  The loss before income tax, net loss and diluted loss per share in the 2016 and 2015 fourth quarter periods each included the impact of the above noted non-cash goodwill impairment charges and the net loss and diluted loss per share in the 2016 fourth quarter included the impact of the valuation allowance noted above.

Adjusted EBITDA for the fourth quarter of 2016 increased $3.5 million, or 7.6%, to $49.4 million compared to $45.9 million in the fourth quarter of 2015.  Adjusted EBITDA for the three months ended December 31, 2016 included $28.4 million and $21.0 million from the Games and Payments segments, respectively.  Adjusted EBITDA for the three months ended December 31, 2015 was comprised of $26.5 million and $19.4 million from the Games and Payments segments, respectively.

Games Segment Full Quarter Comparative Results (unaudited)

	Three Months Ended	Three Months Ended
	December 31, 2016	December 31, 2015
	(in millions, except unit amounts and prices)

Revenues	$54.6	$50.5

Operating loss (1)	$(151.6)	$(80.7)

Adjusted EBITDA (2)	$28.4	$26.5

Unit sales:
Units sold	920	645
Average sales price ("ASP")	$17,548	$16,648

Gaming operations installed base:
Average units installed during period:
Average units installed	13,253	13,197
Approximate daily win per unit	$26.35	$27.68

Units installed at end of period:
Class II	8,234	7,425
Class III	5,030	5,915
Total installed base	13,264	13,340

Installed base - Oklahoma	7,084	7,647
Installed base - non-Oklahoma	6,180	5,693
Total installed base	13,264	13,340

Premium units	1,851	1,747

Third-Party Class III games	1,333	2,554

(1)

Operating loss included a non-cash $146.3 million goodwill impairment charge and $0.4 million in one-time costs associated with the relocation of the Company’s Las Vegas games manufacturing operations for the three months ended December 31, 2016, and a non-cash $75.0 million goodwill impairment charge for the three months ended December 31, 2015.

(2)	For a reconciliation of Adjusted EBITDA, see the Unaudited Reconciliation of Net Loss to EBITDA and Adjusted EBITDA and Adjusted EBITDA Margin provided at the end of this release.

2016 Fourth Quarter Games Segment Highlights:

•	Revenues increased approximately 8.1% to $54.6 million in the fourth quarter of 2016 compared to $50.5 million in the fourth quarter of 2015.

•	Revenues from gaming operations were $37.0 million in the fourth quarter of 2016 compared to $38.3 million in the prior-year period.

•

The installed base at the end of the fourth quarter of 2016 was 13,264 units.  The 23 unit quarterly sequential decline and 76 unit year-over-year decline in the installed base included the impact of the removal of 344 third-party Class III units on a quarterly sequential basis and

1,221 third-party Class III units on a year over year basis from the installed base.  As of December 31, 2016, the Company had 1,333 third-party Class III units installed at customer locations in Oklahoma of which approximately 530 are expected to be removed in the first half of 2017.  Estimated daily win per unit was $26.35 during the fourth quarter of 2016 compared to $27.68 in the prior-year period.

•	Revenues from the New York Lottery business was $4.3 million in both the fourth quarter of 2016 and 2015.

•

Revenues from electronic game sales was $17.6 million for the fourth quarter of 2016, driven by the sale of 920 new gaming units.  In the prior-year period, the Company generated revenues of $12.3 million from the sale of 645 new gaming units.  Sales of the Company’s new Core HDX gaming cabinet represented approximately 65% of units sold in the fourth quarter of 2016.

•	Sales of Everi’s premium-priced TournEvent slot tournament solution comprised 16% of total units sold in the fourth quarter of 2016, compared to 14% of total units sold in the prior-year period.

•

The Company completed the relocation of its Las Vegas games manufacturing and assembly operations to Austin, Texas, which resulted in a $0.4 million charge related to facility closures and employee separation costs in the fourth quarter of 2016.  The consolidation of the manufacturing and assembly operations to Austin, is expected to save the Company approximately $1.0 million on an annual basis.

Payments Segment Full Quarter Comparative Results (unaudited)

	Three Months Ended	Three Months Ended
	December 31, 2016	December 31, 2015
	(in millions, unless otherwise noted)

Revenues	$162.9	$153.9

Operating income (1)	$11.6	$11.8

Adjusted EBITDA (2)	$21.0	$19.4

Aggregate dollar amount processed (in billions):
Cash advance	$1.3	$1.2
ATM	$3.7	$3.5
Check warranty	$0.3	$0.3

Number of transactions completed (in millions):
Cash advance	2.2	2.1
ATM	18.3	17.5
Check warranty	0.9	0.8

(1)	Operating income included $1.4 million for separation costs related to the Company’s former CEO for the three months ended December 31, 2016.
(2)	For a reconciliation of Adjusted EBITDA, see the Unaudited Reconciliation of Net Loss to EBITDA and Adjusted EBITDA and Adjusted EBITDA Margin provided at the end of this release.

2016 Fourth Quarter Payments Segment Highlights:

•	Revenues increased approximately 5.8% to $162.9 million in the fourth quarter of 2016 compared to $153.9 million in the prior-year period.

•	Cash advance revenues increased approximately 11.6% to $62.4 million in the fourth quarter of 2016 compared to $55.9 million in the prior-year period.

•

ATM revenues increased approximately 9.7% to $84.5 million from $77.0 million in the prior-year period, primarily reflecting surcharge rate increases by the Company’s casino customers and same-store transaction growth.

•	Check services revenues decreased approximately 1.9% to $5.1 million in the fourth quarter of 2016 compared to $5.2 million in the prior-year period.

•	Other revenues declined $4.8 million year over year to $11.0 million, primarily due to lower kiosk sales and service revenue.

Initial 2017 Outlook

Everi today provided its initial forecast for 2017 financial and operational metrics.  The Company expects to generate revenue and Adjusted EBITDA growth in 2017 with Adjusted EBITDA currently expected to be between $204 million and $209 million based in part on the following key assumptions:

•

Full year unit sales for the Games segment are expected to increase by at least 10% from 2016 unit sales.  First quarter unit sales are expected to benefit from new property openings and are expected to be comparable to 2016 fourth quarter unit sales.

•

The installed base for the Games segment at December 31, 2017 is expected to grow compared to the installed base at December 31, 2016.  The Company expects the removal of approximately 530 third-party Class III units in the first half of 2017 and that approximately 70% of these removals will be replaced with Everi’s proprietary Class II units.  The Company also expects its installed base will be impacted by certain California tribal customers moving from Class II units to Class III units due to changes in their tribal gaming compacts with the state.  The Company estimates this will result in a loss of between 100 and 300 units from its installed base primarily in the first half of 2017. The Company’s installed base is expected to benefit from the recent introduction of its first wide-area progressive (“WAP”) product, Jackpot Lockdown™, a Class II three reel mechanical WAP, and from the introduction of a Class II video reel WAP link featuring licensed brands in the second half of 2017.

•

The Company’s daily win per unit (“DWPU”) metric will face challenging year over year comparisons in first half of 2017 as a result of the third-party Class III unit removals in 2016 and the continued removal of third-party Class III units from the installed base in 2017.  As a result, the Company expects that the comparable DWPU for the first half of 2017 will be below the DWPU generated in the first half of 2016.  In the second half of 2017 the introduction of the new Class II WAP, along with the introduction of new premium licensed brands into the Class II installed base, is expected to drive improvements in the DWPU.

•

Revenue and Adjusted EBITDA for the Company’s Payments segment should benefit from the gaming industry’s expected continued improvement in cash to the floor as well as the Company’s recent expansion of its cash access capabilities in Canada that includes ATM services.

•	Sales of higher margin compliance products are expected to contribute higher revenue in 2017 compared to 2016, which will offset flat to modestly lower kiosk sales.

•

Capital expenditures in 2017 are expected to be between $85 million and $95 million.  The success of the Company’s new WAP and licensed premium games could result in capital expenditures at the higher end of this range as the Company accelerates placements of these products.

•	Depreciation expense is expected to be between $44 million and $46 million.

•

Amortization expense is expected to decline significantly from the 2016 reported amount of $94.6 million to be between $68 million and $71 million.  This reduction in 2017 is the result of certain intangible assets that were recorded as part of the Company’s purchase price allocation from the merger of Everi and Everi Games Holding Inc. becoming fully amortized in 2016.

•	Cash interest expense is estimated to be between $92 million and $94 million, which excludes non-cash amortization of debt issuance costs of approximately $6.7 million. Vault Cash interest expense, which is included as a component of cash interest expense, is expected to be between $3 million and $4 million for 2017.

•	The Company expects to record a tax benefit of less than $4 million for 2017, which is net of approximately $2 million in expected payments for cash taxes.

Investor Conference Call and Webcast

The Company will host an investor conference call to discuss its 2016 fourth quarter and full year results today at 5:00 p.m. ET.  The conference call may be accessed live over the phone by dialing (877) 852-6579 or for international callers by dialing (719) 325-4831.  A replay will be available beginning at 8:00 p.m. ET today and may be accessed by dialing (844) 512-2921 or (412) 317-6671 for international callers; the PIN number is 5623543.  The replay will be available until March 21, 2017. The call will be webcast live from the Company’s website at www.everi.com (select “Investors” followed by “Events & Presentations”).

Non-GAAP Financial Information

In order to enhance investor understanding of the underlying trends in our business, our cash balance and cash available for our operating needs, and to provide for better comparability between periods in different years, we are providing in this press release Adjusted EBITDA, Adjusted EBITDA Margin, net cash position and net cash available, which are not measures of our financial performance or position under United States Generally Accepted Accounting Principles (“GAAP”). Accordingly, these measures should not be considered in isolation or as a substitute for, and should be read in conjunction with, our (i) net earnings (loss), operating income (loss), basic or diluted earnings (loss) per share and cash flow data prepared in accordance with GAAP, with respect to Adjusted EBITDA and Adjusted EBITDA Margin, and (ii) cash and cash equivalents prepared in accordance with GAAP, with respect to net cash position and net cash available.

We define Adjusted EBITDA as earnings (loss) before interest, taxes, depreciation and amortization, non-cash stock compensation expense, goodwill impairment charges, accretion of contract rights, write-down of note receivable and warrant, loss on the sale of the aircraft, acquisition and other costs related to mergers and purchase accounting adjustments, separation costs related to the Company’s former CEO, and manufacturing relocation costs less a benefit from one-time legal settlement proceeds. We present Adjusted EBITDA as we use this measure to manage our business and consider this measure to be supplemental to our operating performance. We also make certain compensation decisions based, in part, on our operating performance, as measured by Adjusted EBITDA; and our credit facility, senior secured notes and senior unsecured notes require us to comply with a consolidated secured leverage ratio that includes performance metrics substantially similar to Adjusted EBITDA. We define Adjusted EBITDA Margin as Adjusted EBITDA divided by revenues.

A reconciliation of the Company’s net loss per GAAP to Adjusted EBITDA and Adjusted EBITDA Margin is included in the Unaudited Reconciliation of Net Loss to EBITDA and Adjusted EBITDA and Adjusted EBITDA Margin provided at the end of this release. Additionally, a reconciliation of each segment’s operating income (loss) to Adjusted EBITDA is also included. On a segment level, operating income (loss) per GAAP, rather than net earnings (loss) per GAAP, is reconciled to Adjusted EBITDA as the Company does not report net earnings (loss) by segment. In addition, Adjusted EBITDA Margin is provided on a segment level. Management believes that this presentation is meaningful to investors in evaluating the performance of the Company’s segments.

We define (i) net cash position as cash and cash equivalents plus settlement receivables less settlement liabilities and (ii) net cash available as net cash position plus undrawn amounts available under our revolving credit facility. We present net cash position because our cash position, as measured by cash and cash equivalents, depends upon changes in settlement receivables and the timing of payments related to settlement liabilities. As such, our cash and cash equivalents can change substantially based upon the timing of our receipt of payments for settlement receivables and payments we make to customers for our settlement liabilities.  We present net cash available as management monitors this amount in connection with its forecasting of cash flows and future cash requirements.

A reconciliation of the Company’s cash and cash equivalents per GAAP to net cash position and net cash available is included in the Unaudited Reconciliation of Cash and Cash Equivalents to Net Cash Position and Net Cash Available provided at the end of this release.

Cautionary Note Regarding Forward-Looking Statements

This press release contains “forward-looking statements” as defined in the U.S. Private Securities Litigation Reform Act of 1995. In this context, forward-looking statements often address our expected future business and financial performance, and often contain words such as “goal,” “target,” “future,” “estimate,” “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” “project,” “may,” “should,” or “will” and similar expressions to identify forward-looking statements. Examples of forward-looking statements include, among others, statements the Company makes regarding its ability to successfully execute on its strategic priorities to achieve consistent operating performance momentum, grow its core cash access products and sustain same store sales growth, innovate across its Payments portfolio and further strengthen its industry-leading competitive position, offer a deep portfolio of integrated solutions that help deliver more cash to the floor for customers and newer offerings, grow its Payments business, generate consistent growth in its business going forward, leverage its improved product offerings and continued focus on optimizing its cost structure to deliver both revenue and Adjusted EBITDA growth in 2017,; and its guidance relating to 2017 financial and operational metrics, including revenue and Adjusted EBITDA, unit sales, the installed base size and placements of Class II and Class III content for the Games segment, daily win per unit metric, the Payments segment performance and sales of higher margin compliance products, and anticipated levels of capital expenditures, depreciation expense, amortization expense, cash interest expense and tax benefit including payments for cash taxes.

The forward-looking statements in this press release are subject to additional risks and uncertainties, including those set forth under the heading “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our filings with the Securities and Exchange Commission (the “SEC”), including, without limitation, our Annual Report on Form 10-K for the fiscal year ended December 31, 2016 filed with the SEC on March 14, 2017 and subsequent periodic reports, and are based on information available to us on the date hereof.

These cautionary statements qualify our forward-looking statements and you are cautioned not to place undue reliance on these forward-looking statements. Any forward-looking statement contained herein speaks only as of the date on which it is made, and we do not intend, and assume no obligation, to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

This press release should be read in conjunction with our most recent reports on Form 10-K and Form 10-Q, and the information included in our other press releases, reports and other filings with the SEC. Understanding the information contained in these filings is important in order to fully understand our reported financial results and our business outlook for future periods.

About Everi

Everi is dedicated to providing video and mechanical reel gaming content and technology solutions, integrated gaming payments solutions and compliance and efficiency software. Everi Games provides: (a) comprehensive content, electronic gaming units and systems for Native American and commercial casinos, including the award winning TournEvent® slot tournament solution; and (b) the central determinant system for the video lottery terminals installed in the State of New York. Everi Payments provides: (a) access to cash at gaming facilities via Automated Teller Machine cash withdrawals, credit card cash access transactions, point of sale debit card transactions, and check verification and warranty services; (b) fully integrated gaming industry kiosks that provide cash access and related services; (c) products and services that improve credit decision making, automate cashier operations and enhance patron marketing activities for gaming establishments; (d) compliance, audit and data solutions; and (e) online payment processing solutions for gaming operators in states that offer intrastate, Internet-based gaming and lottery activities.

Contacts

Investor Relations

Richard Land, James Leahy

JCIR

212-835-8500 or evri@jcir.com

EVERI HOLDINGS INC. AND SUBSIDIARIES

UNAUDITED CONSOLIDATED STATEMENTS OF LOSS AND COMPREHENSIVE LOSS

(In thousands, except loss per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2016	2015	2016	2015
Revenues
Games	$54,593	$50,528	$213,253	$214,424
Payments	162,918	153,888	646,203	612,575
Total revenues	217,511	204,416	859,456	826,999
Costs and expenses
Games cost of revenue (exclusive of depreciation and amortization)	13,436	10,271	50,308	47,017
Payments cost of revenue (exclusive of depreciation and amortization)	125,340	116,064	498,706	463,380
Operating expenses	30,975	32,221	118,709	101,202
Research and development	4,856	3,729	19,356	19,098
Goodwill impairment	146,299	75,008	146,299	75,008
Depreciation	12,824	13,513	49,995	45,551
Amortization	23,751	22,533	94,638	85,473
Total costs and expenses	357,481	273,339	978,011	836,729
Operating loss	(139,970)	(68,923)	(118,555)	(9,730)
Other expenses
Interest expense, net of interest income	24,680	24,981	99,228	100,290
Loss on extinguishment of debt	—	—	—	13,063
Total other expenses	24,680	24,981	99,228	113,353
Loss before income tax	(164,650)	(93,904)	(217,783)	(123,083)
Income tax provision (benefit)	52,626	(7,313)	31,696	(18,111)
Net loss	(217,276)	(86,591)	(249,479)	(104,972)
Foreign currency translation	(394)	(401)	(2,427)	(1,251)
Comprehensive loss	$(217,670)	$(86,992)	$(251,906)	$(106,223)
Loss per share
Basic	$(3.29)	$(1.31)	$(3.78)	$(1.59)
Diluted	$(3.29)	$(1.31)	$(3.78)	$(1.59)
Weighted average common shares outstanding
Basic	66,074	66,004	66,050	65,854
Diluted	66,074	66,004	66,050	65,854

EVERI HOLDINGS INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Year Ended December 31,
	2016	2015
Cash flows from operating activities
Net loss	$(249,479)	$(104,972)
Adjustments to reconcile net loss to cash provided by operating activities:
Depreciation and amortization	144,633	131,024
Amortization of financing costs	6,695	7,109
Loss (gain) on sale or disposal of assets	2,563	(2,789)
Accretion of contract rights	8,692	7,614
Provision for bad debts	9,908	10,135
Reserve for obsolescence	3,581	1,243
Other asset impairment	4,289	—
Goodwill impairment	146,299	75,008
Loss on early extinguishment of debt	—	13,063
Stock-based compensation	6,735	8,284
Other non-cash items	(38)	(149)
Changes in operating assets and liabilities:
Settlement receivables	(83,998)	(1,830)
Trade and other receivables	(8,169)	(5,070)
Inventory	5,600	(1,075)
Prepaid and other assets	4,480	(5,553)
Deferred income taxes	29,940	(19,878)
Settlement liabilities	99,245	21,229
Accounts payable and accrued expenses	735	(8,806)

Net cash provided by operating activities	131,711	124,587

Cash flows from investing activities
Capital expenditures	(80,741)	(76,988)
Acquisitions, net of cash acquired	(694)	(10,857)
Proceeds from sale of fixed assets	4,599	2,102
Placement fee agreements	(11,312)	(2,813)
Repayments under development agreements	—	3,104
Changes in restricted cash and cash equivalents	94	(97)

Net cash used in investing activities	(88,054)	(85,549)

Cash flows from financing activities
Repayments of credit facility	(24,400)	(10,000)
Repayments of secured notes	—	(350,000)
Proceeds from issuance of secured notes	—	335,000
Debt issuance costs	(480)	(1,221)
Proceeds from exercise of stock options	—	1,839
Purchase of treasury stock	(42)	(169)

Net cash used in financing activities	(24,922)	(24,551)

Effect of exchange rates on cash	(1,714)	(1,552)

Cash and cash equivalents
Net increase for the period	17,021	12,935
Balance, beginning of the period	102,030	89,095
Balance, end of the period	$119,051	$102,030

EVERI HOLDINGS INC. AND SUBSIDIARIES

UNAUDITED RECONCILIATION OF CASH AND CASH EQUIVALENTS

TO NET CASH POSITION AND NET CASH AVAILABLE

(In thousands)

	At December 31,	At December 31,
	2016	2015
Cash available
Cash and cash equivalents	$119,051	$102,030
Settlement receivables	128,821	44,933
Settlement liabilities	(239,123)	(139,819)
Net cash position	8,749	7,144

Undrawn revolving credit facility	50,000	50,000

Net cash available	$58,749	$57,144

EVERI HOLDINGS INC. AND SUBSIDIARIES

UNAUDITED RECONCILIATION OF NET LOSS TO EBITDA AND ADJUSTED EBITDA AND

ADJUSTED EBITDA MARGIN

(In thousands)

	Three Months Ended December 31,			Three Months Ended December 31,
	2016			2015
	Games	Payments	Total	Games	Payments	Total

Net loss			$(217,276)			$(86,591)
Income tax provision (benefit)			52,626			(7,313)
Interest expense, net of interest income			24,680			24,981

Operating (loss) income	$(151,605)	$11,635	$(139,970)	$(80,683)	$11,760	$(68,923)

Plus: depreciation and amortization	30,761	5,815	36,576	30,159	5,887	36,046

EBITDA	$(120,844)	$17,450	$(103,394)	$(50,524)	$17,647	$(32,877)

Non-cash stock compensation expense	408	2,181	2,589	457	1,739	2,196
Goodwill impairment	146,299	—	146,299	75,008	—	75,008
Separation costs for former CEO	—	1,413	1,413	—	—	—
Accretion of contract rights	2,170	—	2,170	1,608	—	1,608
Manufacturing relocation costs	358	—	358	—	—	—
Acquisition and other costs related to mergers and purchase accounting adjustments	—	—	—	—	10	10

Adjusted EBITDA	$28,391	$21,044	$49,435	$26,549	$19,396	$45,945

Total revenues	$54,593	$162,918	$217,511	$50,528	$153,888	$204,416

Adjusted EBITDA Margin	52%	13%	23%	53%	13%	22%

EVERI HOLDINGS INC. AND SUBSIDIARIES

UNAUDITED RECONCILIATION OF NET LOSS TO EBITDA AND ADJUSTED EBITDA AND

ADJUSTED EBITDA MARGIN

(In thousands)

	Year Ended December 31,			Year Ended December 31,
	2016			2015
	Games	Payments	Total	Games	Payments	Total

Net loss			$(249,479)			$(104,972)
Income tax provision (benefit)			31,696			(18,111)
Loss on extinguishment of debt			—			13,063
Interest expense, net of interest income			99,228			100,290

Operating (loss) income	$(166,243)	$47,688	$(118,555)	$(73,503)	$63,773	$(9,730)

Plus: depreciation and amortization	120,974	23,659	144,633	110,650	20,374	131,024

EBITDA	$(45,269)	$71,347	$26,078	$37,147	$84,147	$121,294

Non-cash stock compensation expense	1,642	5,091	6,733	1,401	6,883	8,284
Goodwill impairment	146,299	—	146,299	75,008	—	75,008
Accretion of contract rights	8,692	—	8,692	7,614	—	7,614
Separation costs for former CEO	—	4,687	4,687	—	—	—
Write-down of note receivable and warrant	4,289	—	4,289	—	—	—
Loss on sale of the aircraft	—	878	878	—	—	—
Manufacturing relocation costs	358	—	358	—	—	—
Acquisition and other costs related to mergers and purchase accounting adjustments	—	—	—	1,640	1,039	2,679
Legal settlement proceeds	—	—	—	—	(14,440)	(14,440)

Adjusted EBITDA	$116,011	$82,003	$198,014	$122,810	$77,629	$200,439

Total revenues	$213,253	$646,203	$859,456	$214,424	$612,575	$826,999

Adjusted EBITDA Margin	54%	13%	23%	57%	13%	24%